EXHIBIT 99(A)(6)
                                                                ----------------


                        WESTCOAST HOSPITALITY CORPORATION
                      201 WEST NORTH RIVER DRIVE, SUITE 100
                            SPOKANE, WASHINGTON 99201


                                  July __, 2002


TO:   EMPLOYEES WITH OPTIONS TO PURCHASE SHARES OF COMMON STOCK
      HAVING AN EXERCISE PRICE OF $15 PER SHARE

RE:   STOCK OPTION EXCHANGE PROGRAM


YOU HAVE APPROXIMATELY ____ DAYS TO COMPLETE AND RETURN THE LETTER OF TRANSMITTAL BEFORE THE OPTION EXCHANGE OFFER EXPIRES.

This is a reminder that WestCoast's option exchange offer will expire at 5:00 p.m., Pacific Daylight Time, on Wednesday, July 31, 2002. As you know, if you wish to participate in the option exchange program and tender your options for new options, you must properly complete and fax or otherwise deliver to us a hard copy of the letter of transmittal sent to you on July 2, 2002.

In order to participate, you will need to fill out and sign the box on page 3 of the letter of transmittal and return it to us before the option exchange offer expires. As of July __, 2002, holders of ___% of the options eligible for exchange had returned their letters of transmittal.

If you have any questions, please contact Patricia Stapleton by telephone at 509-777-6321 or via e-mail at PAT.STAPLETON@WESTCOASTHOTELS.COM.